Exhibit 4.5

MECHANICS BANK 2017 INCENTIVE UNIT PLAN

1.           Purpose of Plan

The Mechanics Bank 2017 Incentive Unit Plan (as set forth herein and amended from time to time, this “Plan”) is designed to (a) promote the long-term financial interests and growth of Mechanics Bank, a California banking corporation (the “Company”), and its Subsidiaries (as defined below) by attracting and retaining employees and directors with the training, experience and ability to enable them to make a substantial contribution to the success of the Company and (b) motivate employees and directors by means of growth-related incentives to achieve long-range goals.

2.           Definitions

For purposes of the Plan, the following terms are defined as set forth below:

(a)          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.  For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(b)          “Award” means an award of Units granted to a Participant pursuant to this Plan.

(c)          “Award Agreement” means a written agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award.

(d)          “Board” means the board of directors of the Company.

(e)          “Change of Control” means the first to occur of either of the following events:  (i) the consummation of a merger or consolidation of the Company into or with any other Person or Persons, or a sale, exchange or other disposition of Common Shares, in a single transaction or a series of transactions (excluding any (A) acquisitions of Common Shares by the Company or (B) issuances of Common Shares by the Company for bona fide capital raising purposes), which results in the Sponsor ceasing to own, directly or indirectly, securities of the Company or any successor entity representing at least a majority of the voting power and value of the Company or such successor entity immediately after such transaction or series of such transactions; or (ii) a single transaction or series of related transactions occurring during a consecutive six month period, pursuant to which a Person or Persons who are not Affiliates of the Company or of the Sponsor acquire all or substantially all of the assets of the Company and its Subsidiaries determined on a consolidated basis; provided, however, that, if an Award that constitutes deferred compensation within the meaning of Section 409A is to be paid or settled upon a Change of Control, such event must constitute either a change in ownership or effective ownership of the Company, or a change in the ownership of a substantial portion of the assets of the Company, in each case, within the meaning of Treasury Regulation Section l. 409A-3(i)(5).

(f)          “Committee” means the committee described in Section 3 (or if a committee has not been appointed by the Board, the Board shall be deemed to be the Committee for purposes of this Plan) or the Board, if it acts in lieu of the Committee.

(g)          “Common Shares” means the common shares of the Company, par value $50.00 per share.

(h)          “Company” has the meaning set forth in Section 1.

(i)          “Corporate Event” has the meaning set forth in Section 6(b).

(j)          “Eligible Individual” means an employee of the Company or any Subsidiary, and a non-employee member of the Board or the board of directors of any Subsidiary.

(k)          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(l)          “Fair Market Value” means, as of any date, (i) if the Common Shares are not listed on a Securities Exchange as of such date, the fair market value of each Common Share as certified by the Committee based on the most recent annual valuation of the Company obtained by the Sponsor, or (ii) if the Common Shares are listed on a Securities Exchange as of such date, the closing sales price of a Common Share on the applicable Securities Exchange on such date,  or if such date is not a trading day, the closing sales price on the immediately preceding trading day; provided, however, that for purposes of Units that become payable by reason of a Change of Control, Fair Market Value shall be determined by the Committee in its good faith discretion based on the consideration received by stockholders of the Company generally in respect of a Common Share in the Change of Control transaction, and taking into account such factors as the Committee deems reasonable and appropriate, including without limitation, any transaction costs and expenses, including any payments due under this Plan, any escrow, indemnification obligations and/or contingent consideration.

(m)          “Participant” means an Eligible Individual who is selected by the Board or the Committee to receive an Award under this Plan.

(n)          “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof.

(o)          “Plan” has the meaning set forth in Section 1.

(p)          “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations, rulings, notices or other guidance promulgated thereunder.

(q)          “Securities Exchange” means the New York Stock Exchange or The NASDAQ Stock Market.

(r)          “Share Exchange” has the meaning set forth in Section 6(a).

(s)          “Sponsor” means Ford Financial Fund II, L.P. and its Affiliates.

(t)          “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which the capital securities representing at least a 50% of the voting power and/or value thereof is owned, directly or indirectly, by the Company or any successor to the Company.

(u)          “Unit” means a notional unit representing a contingent right to receive an amount in cash equal to the Fair Market Value of one Common Share, subject to the terms and conditions set forth in this Plan and the applicable Award Agreement.

3.            Administration

(a)          This Plan shall be administered by the Board or, if the Board shall so determine, by a Committee consisting of one or more members of the Board.  The members of the Committee shall be selected by the Board.  If, for any reason, a member of the Committee shall cease to serve, the vacancy shall be filled by the Board.  During any period of time in which this Plan is administered by the Board, all references in this Plan or any Award Agreement to the Committee shall be deemed to refer to the Board.

(b)          The Committee shall have full power and authority to administer and interpret this Plan, Awards granted under this Plan and each Award Agreement, including, without limitation, the power to (i) exercise all of the powers granted to it under this Plan, (ii) construe, interpret and implement this Plan and any Award Agreement, (iii) prescribe, amend and rescind rules and regulations relating to this Plan, including rules governing its own operations, (iv) make all determinations necessary or advisable in administering this Plan, any Award and any Award Agreements, (v) correct any defect, supply any omission and reconcile any inconsistency in this Plan, any Award or any Award Agreement, (vi) amend this Plan, any Award and any Award Agreement to reflect changes in applicable law, or for any other purpose, in accordance with Section 7, (vii) select the eligible individuals who will be Participants, (viii) grant Awards under this Plan and determine the terms and conditions of such Awards, consistent with the express limitations of this Plan, (ix) delegate such powers and authority to such Persons as it deems appropriate; provided that any such delegation is consistent with applicable law and any guidelines as may be established by the Committee from time to time, and (x) waive any forfeiture, vesting or other conditions under any Awards.  The determination of the Committee on all matters relating to this Plan, any Award or any Award Agreement shall be final, binding and conclusive upon all Persons.

(c)          The Committee may employ counsel, consultants, accountants, appraisers, brokers or other Persons at the expense of the Company.  The Board, the Committee, the Company and its Subsidiaries, the Sponsor and the officers and directors of the Company, its Subsidiaries and the Sponsor shall be entitled to rely upon the advice, opinions or valuations of any such Persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, any Award or any Award Agreement, and all members of the Committee shall, to the extent permitted by applicable law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

4.           Awards

(a)          Subject to Section 4(b) below, from time to time, the Committee shall determine the Eligible Individuals to be granted Awards and the types, amounts, terms, conditions and limitations of Awards, consistent with the terms of this Plan.  The types, amounts, terms, conditions and limitations of each Award under this Plan shall be set forth in an Award Agreement, in a form approved by the Committee.  The grant of an Award to an Eligible Individual shall not entitle such Eligible Individual to any future grants.

(b)          The Committee may grant annual long-term incentive Awards under the Plan (each, an “Annual Long-Term Incentive Award”) subject to the following terms and conditions:  (i) the actual settlement date value of each Participant’s Annual Long-Term Incentive Award shall be determined by the Committee based on the level of achievement of pre-established Company and/or individual performance goals approved by the Committee and measured over a single calendar year performance period (the “Performance Period”), (ii) except as otherwise provided in the applicable Award Agreement, the grant date for each Annual Long-Term Incentive Award shall be February 15 of the applicable calendar year performance period (iii) the target number of Units subject to each Annual Long-Term Incentive Award shall be determined by dividing the grant date value of the Award as determined in accordance with clause (i) by the Fair Market Value of a Common Share on the grant date, with the ultimate number of Units determined based on actual performance during the performance period, and (iv) the vesting schedule for each Annual Long-Term Incentive Award shall be determined by the Committee and set forth in the applicable Award Agreement.

(c)          Unless otherwise determined by the Committee, a Participant may elect to defer settlement of all or any portion of an Award, including any Annual Long-Term Incentive Award, in accordance with procedures established by the Committee from time to time in compliance with the requirements of Section 409A.

(d)          Anything contained herein or in any Award Agreement to the contrary notwithstanding, subject to prior shareholder approval if required by applicable law or Securities Exchange rules, the Committee may determine at any time to settle any Unit in the form of a Common Share in lieu of cash if, at the time of such settlement, the Common Shares are registered pursuant to Section 12 of the Exchange Act and listed on a Securities Exchange.

(e)          For purposes of this Plan, unless the Committee determines otherwise:  (i) a transfer of a Participant’s employment without an intervening period of separation among the Company and any of its Subsidiaries shall not be deemed a termination of employment, and (ii) a Participant who is awarded in writing a leave of absence or who is entitled to a statutory leave of absence shall be deemed to have remained in the employ of the Company (and any of its Subsidiaries) during such leave of absence.

5.            Units Subject to this Plan

Subject to Section 6, no more than 1,000 Common Shares may be subject to Units granted under the Plan.  Common Shares subject to Units that are forfeited or otherwise terminated without the payment of cash or Common Shares shall immediately become available for new Awards.  Any fractional Units subject to an Award will be rounded to four decimal places.

6.            Adjustments for Changes in Capitalization and Corporate Events

(a)          In the event of an equity dividend, equity split, reverse equity split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, equity combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), the Committee shall, in such manner and on such terms and conditions as it deems appropriate, adjust any or all of (i) the number and kind of shares subject to this Plan, as set forth in Section 5, and the number and kind of Shares or Units available for or covered by Awards, (ii) any performance goals governing the vesting of outstanding Awards, and (iii) any other provisions of Awards affected by such Share Change as it deems, in good faith, to be appropriate and equitable.

(b)          In the event of a merger, consolidation, acquisition or divestiture of property or shares, share or share rights offering (including an initial public offering), liquidation, disaffiliation (other than a spinoff) or similar transaction or event, including, without limitation, a Change of Control (each such transaction or event, a “Corporate Event”), the Committee may, in its sole discretion and in such manner and on such terms and conditions as it deems appropriate, make such substitutions or adjustments as it deems appropriate and equitable to the outstanding Awards. Without limiting the generality of the foregoing, in the event of a Corporate Event the Committee may take any one or more of the following actions:

(i)          The Committee may provide, either by the terms of the agreement governing such transaction, the terms of an Award Agreement, or by action taken prior to the occurrence of such transaction or event, for (A) the cancellation of all or any portion of any outstanding Award for an amount of cash or other property or a combination thereof having an aggregate value equal to the amount that could have been attained upon the realization of a Participant’s rights had such Award (or portion thereof) been fully vested, as determined by the Committee in its sole discretion, (B) the replacement of an Award, whether vested or unvested, with other rights or property selected by the Committee in its sole discretion, which replacement award may be subject to vesting or the lapsing of restrictions, as applicable, on terms not substantially less favorable in the aggregate to the affected Participant than the terms of the Award for which such replacement award is substituted or (C) the assumption of any outstanding Award by the successor or survivor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares subject to such Award and any performance goals governing the vesting of such Award;

(ii)         The Committee may make adjustments in the number and type of shares or Units (or other securities or property) subject to any outstanding Award or in the terms and conditions (including the vesting schedule and/or the performance goals governing the vesting) of any outstanding Award; and

(iii)       As to an Award subject to vesting, the Committee may provide that such Award cannot vest or become payable after such Corporate Event; and

(iv)        The Committee may make adjustments in the number and type of shares (or other securities or property) available for Awards granted under this Plan.

(c)          The Committee may in its sole discretion also make adjustments of the type described in this Section 6 to take into account distributions to shareholders or any other event if the Committee determines that adjustments are appropriate to avoid distortions in the operation of this Plan and to preserve the value of Awards made hereunder.

(d)         References in this Plan to “Common Shares” shall be construed to include any securities of the same class as the Common Shares resulting from any adjustment described in this Section 6.

7.            Amendment and Termination

(a)          The Committee shall have the authority to amend outstanding Awards, provided that no such action shall modify an Award in a manner materially adverse to the applicable Participant without such Participant’ s consent, except to the extent such modification is provided for or contemplated in the terms of the Award or this Plan (including, for the avoidance of doubt, pursuant to Section 6 or Section 7(c) or (d)).

(b)          The Committee may amend, suspend or terminate this Plan at any time, provided that no such action shall affect an outstanding Award in a manner materially adverse to the applicable Participant without such Participant’s consent, except to the extent such action is provided for or contemplated in the terms of the Award or this Plan (including, for the avoidance of doubt, pursuant to Section 6 or Section 7(c) or (d)).

(c)          Notwithstanding anything herein to the contrary, the Committee may terminate the Plan and all outstanding Awards at any time in compliance with Treasury Regulation Section 1.409A-3(j)(ix)(B) or Treasury Regulation Section 1.409A-3(j)(ix)(C).

(d)          If this Plan, the maintenance of this Plan by the Company, or any term or provision of this Plan, any Award or any Award Agreement, is or becomes restricted or prohibited by applicable law or regulation, including without limitation any rule or regulation of the Federal Deposit Insurance Corporation, the Committee shall amend or terminate the Plan and any impacted Award or Award Agreement to the extent necessary to comply with the applicable law or regulation.

8.           Governing Law

(a)          THIS PLAN SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)          The Committee may make Awards to Participants who are subject to the laws of jurisdictions other than those of the United States, which Awards may have terms and conditions that differ from the terms provided elsewhere in this Plan for the purpose of complying with non‑U.S. laws or otherwise as deemed to be necessary or desirable by the Committee.

9.            Section 409A

(a)          General.  The obligations under this Plan are intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and shall in all respects be interpreted and administered in accordance with Section 409A.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A shall be paid under the applicable exception to the maximum extent possible.  Each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of Section 409A.  All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A.  In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

(b)          Delay of Payments.  Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of the Participant’s separation from service), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to such Participant under this Agreement during the six-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A) on account of such Participant’s separation from service shall be paid to such Participant on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A.  If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of such Participant’s death.

(c)          Limitation of Liability.  Notwithstanding anything in this Plan or any Award Agreement to the contrary, neither the Company, any Affiliate of the Company, the Board, the Committee nor any employees, directors or representatives of the Company or any of its Affiliates shall have any liability for any tax, interest or penalties that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.

10.          Withholding Taxes

If the Company or any Affiliate shall be required to withhold any amounts by reason of any federal, state, local or foreign tax rules or regulations in respect of any Award, the Company or any Affiliate shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements including, without limitation, the right to require a Participant to pay or provide for payment of the amount of any taxes which the Company or any of its Affiliates may be required to withhold with respect to such Award, or deduct from any amount otherwise payable in cash to a Participant (whether related to the Award or otherwise) the amount of any taxes which the Company or any of its Affiliates may be required to withhold with respect to such Award, or (c) if an Award is settled in Common Shares pursuant to Section 4(b), withhold Common Shares otherwise deliverable in settlement of the Award having a Fair Market Value equal to the minimum amount of any taxes which the Company or any of its Affiliates are required to withhold with respect to such Award.

11.          Effective Date; Termination Date

This Plan shall be effective as of January 1, 2017, and shall terminate on the tenth (10th) anniversary thereof, subject to earlier termination by the Committee pursuant to Section 7.  Following the termination date, no new Awards may be granted under this Plan, but this Plan shall continue to govern outstanding Awards granted on or before the termination date.

12.          Miscellaneous

(a)          No Right of Employment or Service.  Nothing contained herein, in an Award or in an Award Agreement, shall confer on any Participant any right to be continued in the employ or service of the Company or any Subsidiary, or constitute any contract or agreement of employment or other service or affect an employee’s status as an at-will employee, nor shall anything contained herein, in any Award or any Award Agreement, affect any rights which the Company or its Subsidiaries may have to change a Person’s compensation or other benefits or terminate such Person’s employment or association with the Company or its Subsidiaries for any reason at any time. Absent express provisions to the contrary in the applicable plan or arrangement, any Award under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement, severance, or other benefit plan or arrangement of the Company or its Subsidiaries.

(b)          No Stockholder Rights.  Other than as specifically provided in an Award Agreement, an Award shall not confer upon the Participant any of the rights or privileges of stockholders of the Company, including without limitation the right to vote and the right to receive dividends.

(c)          Awards Not Transferrable.  Unless otherwise determined by the Committee and other than as specifically permitted by the Award Agreement, no Award shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

(d)          Funding. No benefit or promise under this Plan shall be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Plan.  The right of each Participant under this Plan shall be that of a general, unsecured creditor of the Company.

(e)          Non-Uniform Determinations.  The Committee’s determinations under this Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Awards (whether or not such persons are similarly situated).  Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the persons to receive Awards under this Plan and the terms and provisions of Awards under this Plan.

(f)          Section Headings; Construction.  The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.  All words used in this Plan shall be construed to be of such gender or number, as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and the word “or” is not exclusive.

(g)          Severability.  In the event any provision of this Plan or any Award Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining provisions of this Plan and such Award Agreement and such illegal, invalid or unenforceable provision shall be deemed modified as if such provision had not been included.

(h)          Survival of Terms; Conflicts.  The provisions of this Plan shall survive the termination of this Plan to the extent consistent with, or necessary to carry out, the purposes thereof.  Each Award Agreement remains subject to the terms of this Plan and in the event of any conflict between specific provisions of this Plan and an Award Agreement, this Plan shall control.

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